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                                                                      EXHIBIT 18

January 26, 1994

To the Board of Directors
of Bethlehem Steel Corporation

Dear Directors:

We have audited the consolidated financial statements included in the
Corporation's Registration Statement on Form S-3 (No. 33-          ) and issued
our report thereon dated January 26, 1994. Note B to the consolidated financial statements describes a change in the Corporation's method of determining the cost of inventories from the last-in, first-out to the first-in, first-out method. It should be understood that the preferability of one acceptable method of inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in conformity with Accounting Principles Board Opinion No. 20.

Yours very truly,

Price Waterhouse

1177 Avenue of the Americas
New York, NY 10036